EXHIBIT 99.1

Puradyn Reports Q1‘15 Sales of $707,000, Reflecting Targeted Industry Softness

Muted by Growing Demand for new MTS Filtration Systems

Boynton Beach, FL – May 12, 2015 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of bypass oil filtration systems that reduce oil-related maintenance costs while protecting high-value industrial engines, today reported financial results for its first quarter ended March 31, 2015 (Q1‘15).

Puradyn’s Q1’15 net sales declined to $707,000 compared to $894,000 in Q1’14, principally due to a reduced level of exploration activity within the oil & gas industry as drill rig engines represent one of the targeted end markets for Puradyn filtration systems. Q1‘15 net sales decreased approximately 21% over Q1‘14 net sales. Replacement filter element sales continued to increase as a percentage of total net sales to 55% in Q1’15 from 52% in Q1‘14.

Puradyn’s gross profit margin declined slightly to 38% in Q1‘15 versus 40% in Q1‘14, as overhead costs were allocated against a lower net sales level. Q1’15 total operating costs declined to $465,000 compared to $516,000 in Q1 ’14.

Puradyn recorded a Q1’15 net loss of $266,000, or $(0.01) per basic share, compared to a net loss of $218,000, or $(0.00) per basic share in Q1’14.

Kevin G. Kroger, President and COO, commented, “Our Q1 results were certainly impacted by reduced activity in our targeted markets as well as port congestion that delayed shipment of a sizeable order.  However, we still are positive regarding 2015 as our product continues to gain awareness for its ability to reduce operating costs and improve utilization of maintenance resources. Importantly, we are seeing very solid interest and demand for our new Millennium Technology System (MTS) filtration systems with patented Polydry® replacement filter element technology.

“We continue to work hard to initiate long-term growth of the filtration system population with a major global company in Europe that recently completed a lengthy evaluation of our solutions. Additionally, new partnerships with distributors based outside the U.S. may help support our international sales effort. Finally, we have several substantial customer prospects in various stages of product testing, including a large contractor that recently commenced offshore testing of our systems as well as several commercial marine fleets. For these reasons, as well as those mentioned above, we remain optimistic about our outlook for the balance of 2015.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2015	2014
Net sales	$706,629	$894,303
Cost of products sold	441,023	537,770
Gross profit	265,606	356,533

Costs and expenses:
Salaries and wages	225,602	277,969
Selling and administrative	239,088	237,933
Total Operating Costs	464,690	515,902

Loss from operations	(199,084)	(159,369)

Other income (expense):
Interest expense	(66,899)	(58,717)

Net loss before income tax expense	(265,983)	(218,086)

Income tax expense	—	—

Net loss	$(265,983)	$(218,086)

Loss per share – basic and diluted:	$(0.01)	$(0.00)

Basic and diluted weighted average common shares outstanding	48,683,135	48,679,675

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Company Contact:

Investor Contact

Puradyn Filter Technologies, Inc.

Catalyst Global LLC

Kathryn Morris

Chris Eddy / David Collins

866 PURADYN (787 2396) or 561 547 9499

212 924 9800

kmorris@puradyn.com

pfti@catalyst-ir.com